Exhibit 99.1
Bright Horizons Family Solutions Reports Third Quarter of 2018 Financial Results
WATERTOWN, MA - (Business Wire - November 1, 2018) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life, today announced financial results for the third quarter of 2018 and updated certain financial guidance for the full year 2018.
Third Quarter 2018 Highlights (compared to third quarter 2017):

•	Revenue increased 9% to $472 million

•	Income from operations increased 23% to $55 million

•	Net income increased 8% to $34 million and diluted earnings per common share increased 12% to $0.57
Non-GAAP measures

•	Adjusted income from operations* increased 14% to $55 million

•	Adjusted EBITDA* increased 11% to $85 million

•	Adjusted net income* increased 16% to $43 million and diluted adjusted earnings per common share* increased 18% to $0.73
“We are pleased to report strong financial results for the third quarter of 2018,” said Stephen Kramer, Chief Executive Officer. “Bright Horizons continues to lead our field in creating innovative solutions for employers, and in delivering high quality care to hundreds of thousands of children, working parents and adult learners every day,” said Kramer. “We are also very proud to have been named one of Fortune magazine's “Best Workplaces for Women.” Supporting women is essential to our culture, our growth and the organizations we serve, and this recognition is a testament to our own commitment to be a great place to work.”
Third Quarter 2018 Results
Revenue increased $38.3 million, or 9%, in the third quarter of 2018 from the third quarter of 2017 on contributions from new and ramping full service child care centers, average price increases of 3-4%, and expanded sales of our back-up dependent care and educational advisory services.
Income from operations was $55.5 million for the third quarter of 2018, an increase from $45.0 million in the same 2017 period. Increases in revenue and gross profit reflect contributions from enrollment gains in mature and ramping centers, new child care centers, back-up dependent care and educational advisory clients that have increased utilization levels or been added since the third quarter of 2017, and strong cost management. These gains were partially offset by investments in marketing and technology to support our customer user experience, service delivery and operating efficiency, and costs incurred during the pre-opening and ramp-up phase of newer lease/consortium centers. Net income was $33.6 million for the third quarter of 2018 compared to net income of $31.1 million in the same 2017 period, an increase of $2.5 million, or 8%, attributable to expanded income from operations, offset by a higher effective tax rate primarily due to the one-time benefit associated with the final disposition of our investment in Ireland during the third quarter of 2017. Diluted earnings per common share was $0.57 for the third quarter of 2018 compared to $0.51 in the same 2017 period.
In the third quarter of 2018, adjusted EBITDA increased $8.6 million, or 11%, to $85.2 million, and adjusted income from operations increased $6.8 million, or 14%, to $55.5 million, from the third quarter of 2017 due primarily to the expanded gross profit. Adjusted net income increased by $5.8 million, or 16%, to $42.9 million on the expanded income from operations and a lower effective tax rate. Diluted adjusted earnings per common share was $0.73 compared to $0.62 in the third quarter of 2017.
As of September 30, 2018, the Company operated 1,071 child care and early education centers with the capacity to serve 118,300 children and their families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the nine months ended September 30, 2018, the Company generated approximately $239.7 million of cash flows from operations compared to $213.0 million for the same 2017 period and invested $114.3 million in fixed assets and acquisitions compared to $80.6 million in the same 2017 period. Net cash used in financing activities totaled $118.2 million in the nine months ended September 30, 2018 compared to $95.1 million for the same 2017 period. The Company reported a net reduction in cash and cash equivalents of $1.9 million to $21.3 million as of September 30, 2018.
2018 Outlook
As described below, the Company is updating certain financial guidance. For the full year 2018, the Company currently expects:

•	Revenue growth in 2018 in the range of 8-10%

•	Net income in the range of $150 million to $151 million and diluted earnings per common share in the range of $2.53 to $2.55

•	Adjusted net income in the range of $185 million to $186 million and diluted adjusted earnings per common share in the range of $3.14 to $3.16

•	Diluted weighted average shares of approximately 59 million shares
For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through November 22, 2018 at 1-844-512-2921 or, for international callers, 1-412-317-6671, conference ID #13678192. The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth plan, strategies, our service offerings, our clients, estimated effective tax rate, estimates and impact of recently enacted tax legislation and excess tax benefits, our investments, and our 2018 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; the impact of recently enacted tax legislation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 28, 2018, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and diluted adjusted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and diluted adjusted earnings per common share.
About Bright Horizons Family Solutions Inc.
Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides full service center-based child care, back-up dependent care and educational advisory services to more than 1,100 clients across the United States, the United Kingdom, the Netherlands, Canada and India, including more than 150 Fortune 500 companies and more than 80 of Working Mother magazine’s 2018 “100 Best Companies for Working Mothers.”  Bright Horizons has been recognized 17 times as one of Fortune magazine’s “100 Best Companies to Work For” and is one of the U.K. and Netherlands’ Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA. The Company’s web site is located at www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125
Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233
Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended September 30,
	2018	%	2017	%
Revenue	$471,585	100.0%	$433,316	100.0%
Cost of services	358,545	76.0%	330,122	76.2%
Gross profit	113,040	24.0%	103,194	23.8%
Selling, general and administrative expenses	49,427	10.5%	46,369	10.7%
Amortization of intangible assets	8,153	1.7%	8,191	1.9%
Other expenses	—	—%	3,671	0.8%
Income from operations	55,460	11.8%	44,963	10.4%
Interest expense—net	(11,795)	(2.5)%	(10,824)	(2.5)%
Income before income tax	43,665	9.3%	34,139	7.9%
Income tax expense	(10,065)	(2.2)%	(3,034)	(0.7)%
Net income	$33,600	7.1%	$31,105	7.2%

Earnings per common share:
Common stock—basic	$0.58		$0.53
Common stock—diluted	$0.57		$0.51

Weighted average number of common shares outstanding:
Common stock—basic	57,719,730		58,811,488
Common stock—diluted	58,924,423		60,088,078

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Nine Months Ended September 30,
	2018	%	2017	%
Revenue	$1,424,941	100.0%	$1,301,026	100.0%
Cost of services	1,072,320	75.3%	978,557	75.2%
Gross profit	352,621	24.7%	322,469	24.8%
Selling, general and administrative expenses	152,776	10.7%	141,384	10.9%
Amortization of intangible assets	24,477	1.7%	24,241	1.8%
Other expenses	—	—%	3,671	0.3%
Income from operations	175,368	12.3%	153,173	11.8%
Interest expense—net	(35,459)	(2.5)%	(32,252)	(2.5)%
Income before income tax	139,909	9.8%	120,921	9.3%
Income tax expense	(28,585)	(2.0)%	(15,402)	(1.2)%
Net income	$111,324	7.8%	$105,519	8.1%

Earnings per common share:
Common stock—basic	$1.91		$1.78
Common stock—diluted	$1.88		$1.74

Weighted average number of common shares outstanding:
Common stock—basic	57,841,382		59,039,931
Common stock—diluted	59,044,561		60,457,004

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,304	$23,227
Accounts receivable—net	104,965	117,138
Prepaid expenses and other current assets	48,189	52,096
Total current assets	174,458	192,461
Fixed assets—net	586,411	575,185
Goodwill	1,339,450	1,306,792
Other intangibles—net	329,319	348,540
Other assets	67,776	45,666
Total assets	$2,497,414	$2,468,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings under revolving credit facility	94,000	127,100
Accounts payable and accrued expenses	160,030	132,897
Deferred revenue and other current liabilities	187,737	189,908
Total current liabilities	452,517	460,655
Long-term debt—net	1,039,074	1,046,011
Deferred income taxes	74,422	74,069
Other long-term liabilities	151,188	138,849
Total liabilities	1,717,201	1,719,584
Total stockholders’ equity	780,213	749,060
Total liabilities and stockholders’ equity	$2,497,414	$2,468,644

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$111,324	$105,519
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,146	70,289
Stock-based compensation expense	10,304	8,777
Deferred income taxes	(3,719)	1,038
Other non-cash adjustments—net	3,286	8,860
Changes in assets and liabilities	43,355	18,548
Net cash provided by operating activities	239,696	213,031
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets—net	(62,549)	(63,070)
Payments and settlements for acquisitions—net of cash acquired	(51,744)	(17,526)
Net cash used in investing activities	(114,293)	(80,596)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility—net	(33,100)	(10,500)
Principal payments of long-term debt	(8,063)	(5,375)
Payments for debt issuance costs	(292)	(1,314)
Purchase of treasury stock	(85,725)	(74,935)
Taxes paid related to the net share settlement of stock options and restricted stock	(7,452)	(25,830)
Proceeds from issuance of common stock upon exercise of options	14,893	18,709
Proceeds from issuance of restricted stock	4,457	4,363
Payments of contingent consideration for acquisitions	(2,965)	(185)
Net cash used in financing activities	(118,247)	(95,067)
Effect of exchange rates on cash, cash equivalents and restricted cash	(271)	2,084
Net increase in cash, cash equivalents and restricted cash	6,885	39,452
Cash, cash equivalents and restricted cash—beginning of period (1)	36,570	16,055
Cash, cash equivalents and restricted cash—end of period (1)	$43,455	$55,507

(1)
Upon adoption of Accounting Standards Update No. 2016-18, Restricted Cash, the Company changed the presentation of the condensed consolidated statements of cash flows for all periods presented. As a result, changes in restricted cash that have historically been presented in operating activities have now been excluded and restricted cash is combined with cash and cash equivalents when reconciling the beginning and ending period balances. Restricted cash is primarily comprised of deposits associated with the Company’s wholly-owned captive insurance company and cash deposits that guarantee letters of credit. Restricted cash is recorded in prepaid expenses and other current assets and other assets on the condensed consolidated balance sheets and totaled $22.2 million at September 30, 2018 and $13.3 million at December 31, 2017.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up dependent care	Educational advisory services	Total
Three Months Ended September 30, 2018
Revenue	$387,048	$66,484	$18,053	$471,585
Income from operations	34,006	16,941	4,513	55,460
Adjusted income from operations	34,006	16,941	4,513	55,460

Three Months Ended September 30, 2017
Revenue	$358,094	$60,085	$15,137	$433,316
Income from operations	24,742	15,886	4,335	44,963
Adjusted income from operations (1)	28,413	15,886	4,335	48,634

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the disposition of our remaining assets in Ireland, which have been allocated to the full service center-based child care segment.

	Full service center-based child care	Back-up dependent care	Educational advisory services	Total
Nine Months Ended September 30, 2018
Revenue	$1,193,794	$179,985	$51,162	$1,424,941
Income from operations	115,857	47,207	12,304	175,368
Adjusted income from operations (1)	117,772	47,207	12,304	177,283

Nine Months Ended September 30, 2017
Revenue	$1,094,911	$164,171	$41,944	$1,301,026
Income from operations	99,921	43,794	9,458	153,173
Adjusted income from operations (2)	105,537	43,794	9,458	158,789

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the May 2018 amendment to the credit agreement, the March 2018 secondary offering, and completed acquisitions, which have been allocated to the full service center-based child care segment.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the disposition of our remaining assets in Ireland, and the May 2017 amendment to the credit agreement and secondary offering, which have been allocated to the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$33,600	$31,105	$111,324	$105,519
Interest expense—net	11,795	10,824	35,459	32,252
Income tax expense	10,065	3,034	28,585	15,402
Depreciation	17,060	15,494	50,669	46,048
Amortization of intangible assets (a)	8,153	8,191	24,477	24,241
EBITDA	80,673	68,648	250,514	223,462
Additional Adjustments:
Deferred rent (b)	829	1,064	1,055	3,647
Stock-based compensation expense (c)	3,715	3,263	10,304	8,777
Transaction costs (d)	—	3,671	1,915	5,616
Total adjustments	4,544	7,998	13,274	18,040
Adjusted EBITDA	$85,217	$76,646	$263,788	$241,502

Income from operations	$55,460	$44,963	$175,368	$153,173
Transaction costs (d)	—	3,671	1,915	5,616
Adjusted income from operations	$55,460	$48,634	$177,283	$158,789

Net income	$33,600	$31,105	$111,324	$105,519
Income tax expense	10,065	3,034	28,585	15,402
Income before income tax	43,665	34,139	139,909	120,921
Stock-based compensation expense (c)	3,715	3,263	10,304	8,777
Amortization of intangible assets (a)	8,153	8,191	24,477	24,241
Transaction costs (d)	—	3,671	1,915	5,616
Adjusted income before income tax	55,533	49,264	176,605	159,555
Adjusted income tax expense (e)	(12,634)	(12,193)	(40,221)	(41,083)
Adjusted net income	$42,899	$37,071	$136,384	$118,472

Weighted average number of common shares—diluted	58,924,423	60,088,078	59,044,561	60,457,004
Diluted adjusted earnings per common share	$0.73	$0.62	$2.31	$1.96

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Forward Guidance (h)
	Year Ended December 31, 2018
	Low	High
Net income	$150,250	$151,250
Net income allocated to unvested participating shares	(800)	(800)
Income tax expense (f)	41,200	41,550
Income before income tax	190,650	192,000
Stock-based compensation expense (c)	14,250	14,250
Amortization of intangible assets (a)	32,400	32,800
Transaction costs (d)	1,900	1,900
Adjusted income before income tax	239,200	240,950
Tax impact on adjusted income before income tax (g)	(53,900)	(54,500)
Adjusted net income attributable to common stockholders	$185,300	$186,450

Per common share information:
Diluted earnings per common share	$2.53	$2.55
Income tax expense (f)	0.70	0.70
Income before income tax	3.23	3.25
Stock-based compensation expense (c)	0.24	0.24
Amortization of intangible assets (a)	0.55	0.56
Transaction costs (d)	0.03	0.03
Tax impact on adjusted income before income tax (g)	(0.91)	(0.92)
Diluted adjusted earnings per common share	$3.14	$3.16

(a)
Represents amortization of intangible assets, including approximately $4.7 million in each quarter of 2018 and 2017, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents rent expense in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)
Represents transaction costs incurred in connection with the disposition of our remaining assets in Ireland in September 2017, the May 2017 and May 2018 amendments to the credit agreement, the May 2017 and March 2018 secondary offerings, and completed acquisitions.

(e)
Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 23% and 25% for 2018 and 2017, respectively. The tax rate for 2018 represents a tax rate of approximately 28% applied to the expected adjusted income before tax for the full year, less the estimated effect of additional excess tax benefits related to equity transactions for the full year 2018, which the Company estimates will be in the range of $11.5 million to $12.5 million. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(f)
Represents estimated income tax expense using an effective tax rate of approximately 22% for the year ended December 31, 2018, based on projected consolidated income before income tax and including the estimated impact of excess tax benefits related to equity transactions, which the Company estimates in the range of $11.5 million to $12.5 million for the full year in 2018. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year. In addition, the impact of the U.S. Tax Cuts and Jobs Act may differ from these estimates due to, among other things, changes in interpretations, analysis and assumptions made by the Company, additional guidance that may be issued, and tax planning the Company may undertake.

(g)	Represents estimated tax on adjusted income before income tax using an effective tax rate of approximately 23%.

(h)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.